Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-291928 on Form S-4 of our report dated February 13, 2025, (December 4, 2025, as to the effects of discontinued operations) relating to the consolidated financial statements of Kimberly-Clark Corporation and subsidiaries (the “Corporation”), appearing in the Current Report on Form 8-K of the Corporation filed on December 4, 2025, and our report dated February 13, 2025, relating to the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Corporation for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
December 12, 2025